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Exhibit (a)(1)(A)

Issuer Repurchase Notice
To Holders of
1% Senior Convertible Notes Due 2026
Issued by
JDS Uniphase Corporation
CUSIP Number: 46612J AD 3

        Notice is hereby given, pursuant to Section 12.01(b) of the Indenture, dated as of May 17, 2006, (the "Indenture") by and between JDS Uniphase Corporation, a Delaware corporation ("JDSU," "we," "us" or "our") and The Bank of New York Trust Company, N.A., as trustee, as succeeded by The Bank of New York Mellon Trust Company, N.A. (the "Trustee"), that, at the option of each holder ("Holder") of JDSU's 1% Senior Convertible Notes due 2026 (the "Notes"), JDSU will repurchase such Holder's Notes for 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, May 15, 2013 (the "Repurchase Price"), subject to the terms and conditions of the Indenture, the Notes and this Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time (the "Put Option"). Pursuant to the terms of the Indenture, on May 15, 2013, JDSU will pay the semi-annual interest due on the Notes through May 14, 2013, to Holders of record on May 1, 2013 of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option. Holders may surrender their Notes in principal amounts of $1,000 or integral multiples thereof at any time prior to 5:00 p.m., New York City time, on Wednesday, May 15, 2013 (the "Expiration Date"). Unless JDSU defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Expiration Date. Notes as to which a Repurchase Notice (as defined below) has been given may be converted into shares of JDSU's common stock only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

        To exercise your option to have JDSU purchase your Notes and receive the Repurchase Price, you must surrender your Notes in accordance with DTC's applicable procedures. If held in certificated form, you must validly surrender the Notes along with a duly executed repurchase notice in the form attached hereto as Annex A (a "Repurchase Notice"), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering to the paying agent a valid written notice of withdrawal in the form attached hereto as Annex B (a "Withdrawal Notice"), if applicable, or otherwise in accordance with Section 12.02 of the Indenture. The right of Holders to surrender their Notes for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

        The Trustee has informed JDSU that, as of the date of this Issuer Repurchase Notice, all Notes are held in book-entry form through Depository Trust Company ("DTC") and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

 The Trustee, Paying Agent, Exchange Agent, Depositary Agent and Information Agent is:
The Bank of New York Mellon Trust Company, N.A.

By Registered or Certified Mail or Overnight Courier:	For Information:
The Bank of New York Mellon Trust Company, N.A. Client Service Delivery—Reorg 111 Sanders Creek Parkway East Syracuse, NY, 13057	(315) 414-3362

        Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: April 18, 2013

        No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Notice. The Issuer Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time subsequent to the date of such information. None of JDSU or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

 Summary Term Sheet

        The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

  Who is offering to purchase my Notes?

        JDS Uniphase Corporation, a Delaware corporation ("JDSU," "us, "we" or "our"), is obligated, at your option, to purchase your validly surrendered 1% Senior Convertible Notes due 2026 (the "Notes"), issued on May 17, 2006 and June 5, 2006. The mailing address of our principal executive offices is 430 North McCarthy Boulevard, Milpitas, California, 95035. Our telephone number is (408) 546-5000.

  Why is JDSU offering to purchase my Notes?

        The right of each holder (each a "Holder") of the Notes to sell and the obligation of JDSU to purchase such Holder's Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (Page 6)

  What Notes is JDSU obligated to purchase?

        We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of April 18, 2013 there was $161 million aggregate principal amount of the Notes outstanding. The Notes were issued under an Indenture, dated as of May 17, 2006, (the "Indenture") by and between JDSU and The Bank of New York Trust Company, N.A., as trustee, as succeeded by The Bank of New York Mellon Trust Company, N.A. (the "Trustee"). (Page 6)

  How much will JDSU pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Expiration Date (the "Repurchase Price") with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 7)

  How much accrued and unpaid interest will JDSU pay as part of the Purchase Price?

        None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is May 15, 2013. Accordingly, JDSU will pay the semi-annual interest due on the Notes through May 14, 2013, to Holders of record on May 1, 2013 of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Right. (Page 7)

  How will JDSU fund the purchase of the Notes?

        We intend to use available cash to fund the purchase of the Notes. (Page 7)

  How can I determine the market value of the Notes?

        There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, JDSU's operating results, the market price and implied volatility of JDSU's common stock, par value $0.001 per share (the "Common Stock"), into which the Notes may be convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Option. The Common Stock of JDSU into which the Notes may be convertible is listed on the NASDAQ Global Select Market, which we refer to as "NASDAQ," under the symbol "JDSU." On April 16, 2013, the last reported sale price for our Common Stock on NASDAQ was $13.19 per share. (Page 8)

  Does JDSU's board of directors recommend that you exercise the Put Option?

        JDSU's board of directors has not made any recommendation as to whether you should surrender your Notes for purchase in the Put Option. You must make your own decision whether to surrender your Notes for purchase in the Put Option and, if so, the amount of Notes to surrender. (Page 7)

  When does the Put Option expire?

        The Put Option expires at 5:00 p.m., New York City time, on Wednesday, May 15, 2013 (the "Expiration Date"). We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Pages 6–7)

  What are the conditions to the purchase by JDSU of the Notes?

        The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 7)

  How do I surrender my Notes?

        There are three ways to tender your Notes:

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  If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

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  If you are a DTC participant, you should surrender your Notes electronically through DTC's Automated Tender Offer Program ("ATOP"), subject to the terms and procedures of ATOP.

  •
  While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

        By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice. (Page 9)

  If I surrender my Notes, when will I receive payment for them?

        We will accept for payment all validly surrendered Notes prior to 5:00 p.m. New York City time, on the Expiration Date. We will forward to the Paying Agent, on or prior to 10:00 a.m., New York City time, on Thursday, May 16, 2013, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 12)

  Until what time can I withdraw previously surrendered Notes?

        You can withdraw Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date. (Pages 11–12)

  How do I withdraw previously surrendered Notes?

        To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a Withdrawal Notice in accordance with Section 12.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. (Pages 11–12)

  Do I need to do anything if I do not wish to surrender my Notes for purchase?

        No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms. (Pages 7–8)

  If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

        No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 7)

        If I choose not to surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected, which will remain subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Notes are not currently convertible into Common Stock. (Page 7)

  Can JDSU redeem the Notes?

        On or after May 20, 2013, JDSU may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days' and no more than 60 days' prior written notice. You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is immediately preceding the redemption date. (Page 9)

  Will the receipt of cash in exchange for Notes pursuant to the Put Option be a taxable transaction for U.S. federal income tax purposes?

        Yes. The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Page 14)

  Who is the Paying Agent, Exchange Agent and Depositary Agent?

        The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent, Exchange Agent and Depositary Agent in connection with the Put Option and may be contacted at c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attn: Reorganization Unit—Christopher Landers, or by telephone (315) 414-3362.

  Whom can I talk to if I have questions about the Put Option?

        Questions and requests for assistance in connection with the surrender of Notes for purchase in the Put Option may be directed to The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attn: Reorganization Unit—Christopher Landers, or by telephone (315) 414-3362.

Important Information Concerning the Put Option

        1. Information Concerning JDSU. JDSU is obligated to purchase the Notes at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Notes.

        JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU also provides innovative optical security and performance products targeted to customers in the anti-counterfeiting, consumer electronics, government, healthcare and other markets and are a leading provider of products and technologies used in the optical communications and commercial laser markets.

        To serve our markets, we operate the following business segments: Communications Test and Measurement, which accounted for approximately 45.4% of net revenue in fiscal 2012; Communications and Commercial Optical Products, which accounted for approximately 42.2% of net revenue in fiscal 2012; and Advanced Optical Technologies ("AOT"), which accounted for approximately 12.4% of net revenue in fiscal 2012. In October 2012, we sold our hologram business, which had been a part of our AOT segment, to focus on serving the anti-counterfeiting market primarily through advanced security pigments, thread substrates and printed features for the currency, pharmaceutical and consumer electronic segments. The remaining businesses which had been reported under our AOT business segment have been merged into, and are now reported under our new Optical Security and Performance Products business segment.

        JDSU is incorporated in the State of Delaware. Our principal executive offices are located at 430 North McCarthy Boulevard, Milpitas, California 95035. Our telephone number is (408) 546-5000.

        JDSU was incorporated in California in 1979 and reincorporated in Delaware in 1993. JDSU is the product of several significant mergers and acquisitions including, among others, the combination of Uniphase Corporation and JDS FITEL in 1999, and the acquisition of Acterna, Inc. in 2005. Our strategy is to operate as a company comprised of a portfolio of businesses with a focus on optical and broadband innovation.

        2. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on May 15, 2026.

        2.1 JDSU's Obligation to Purchase the Notes. Under the terms of the Notes and the Indenture, JDSU is obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder's option, on or prior to May 15, 2013, the Expiration Date. This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date. The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, if we make any change to this

Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Expiration Date for a period of five to ten Business Days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten Business Day period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Expiration Date and do not accept and pay for tendered Notes promptly on or after May 15, 2013, such failure to pay would be a default under the Indenture. The purchase by JDSU of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice.

        If any Notes remain outstanding following the expiration of the Put Option, and if the Notes are not otherwise redeemed or converted after such date, JDSU will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on May 15, 2016 and May 15, 2021 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.

        As discussed in Section 2.6 below, on and after May 20, 2013, the Notes are redeemable for cash at the option of JDSU upon not less than 30 nor more than 60 days' prior written notice to holders of the Notes.

        2.2 Repurchase Price. Pursuant to the Notes, the repurchase price to be paid by JDSU for the Notes on the Expiration Date is the Repurchase Price. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is May 15, 2013. Accordingly, JDSU will pay accrued and unpaid interest on the Notes through May 14, 2013 to Holders of record on May 1, 2013 of all Notes regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on May 15, 2013. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase.

        None of JDSU, its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder's own decision whether to surrender such Holder's Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder's assessment of the current market value of the Notes and the Common Stock and other relevant factors.

        2.3 Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash to pay the Repurchase Price for the Notes.

        2.4 Conversion Rights of the Notes. Holders that do not surrender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Notes are convertible into shares of

Common Stock in accordance with and subject to the terms of the Indenture and the Notes. Holders may convert their Notes into Common Stock prior to stated maturity only under the following circumstances: (1) if the closing price of the Common Stock reaches, or the trading price of the Notes falls below, specified thresholds; (2) if the Notes have been called for redemption; (3) upon the occurrence of specified corporate transactions; or (4) during the ten trading days prior to, but not on, the maturity date. The Notes are not currently convertible into Common Stock.

        The current conversion rate for each $1,000 principal amount of Notes is 33.003 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $30.30 per share of Common Stock (subject to adjustment in accordance with the terms of the Indenture). The Paying Agent is currently acting as Conversion Agent for the Notes.

        Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes into Common Stock in accordance with and subject to the terms of the Indenture and the Notes. Any Notes as to which a Repurchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Repurchase Notice has been validly withdrawn at or before 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 hereto.

        2.5 Market for the Notes and JDSU's Common Stock. There is no established reporting system or trading market for trading in the Notes. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, JDSU's operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of April 18, 2013, there was $161 million aggregate principal amount of the Notes outstanding. JDSU is currently contemplating whether to redeem any Notes that are not surrendered pursuant to the Put Option, and JDSU has the right to do so at any time on or after May 20, 2013, as described in Section 2.6 below.

        Our Common Stock is traded on the NASDAQ under the symbol "JDSU" and our exchangeable shares of JDS Uniphase Canada Ltd. are traded on the Toronto Stock Exchange under the symbol "JDU." Holders of exchangeable shares may tender their holdings for common stock on a one-for-one basis at any time. As of April 11, 2013, we had 236,515,842 shares of Common Stock outstanding, including 3,528,817 exchangeable shares. The following table sets forth, for the periods indicated, the range of high and low intraday sales prices per share for our common stock as reported on the NASDAQ:

Fiscal 2011	High	Low
First Quarter	$12.95	$9.09
Second Quarter	14.70	10.18
Third Quarter	29.12	14.52
Fourth Quarter	22.40	15.28

Fiscal 2012	High	Low
First Quarter	$17.02	$9.69
Second Quarter	12.76	8.59
Third Quarter	15.17	10.44
Fourth Quarter	14.75	9.33

Fiscal 2013	High	Low
First Quarter	$13.60	$8.47
Second Quarter	13.66	9.42
Third Quarter	15.63	12.38
Fourth Quarter (through April 16, 2013)	14.25	12.36

The last reported sale prices of our Common Stock on the NASDAQ and our exchangeable shares on Toronto Stock Exchange Canadian on April 16, 2013 were $13.19 per share and Canadian $13.50 per exchangeable share, respectively. As of April 11, 2013, there were approximately 236,515,842 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.

        2.6 Redemption. On or after May 20, 2013, the Company may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days' and no more than 60 days' notice to holders of the Notes. JDSU is currently contemplating whether to redeem any Notes that are not surrendered pursuant to the Put Option.

        2.7 Ranking. The Notes are unsecured obligations of JDSU and shall rank pari passu in right of payment with all other unsecured unsubordinated indebtedness of JDSU from time to time outstanding.

        2.8 Dividends. The Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

        3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

        3.1 Method of Delivery. The Trustee has informed JDSU that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC's ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders' notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

        3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

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  such Notes shall be purchased as of the Expiration Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

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  you agree to all of the terms of this Issuer Repurchase Notice;

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  you have received this Issuer Repurchase Notice and acknowledge that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

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  upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to JDSU all right, title and interest in and to all the Notes surrendered, (ii) release and discharge JDSU and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to JDSU, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from JDSU, except as agent for JDSU, for the Repurchase Price of any surrendered Notes that are purchased by JDSU), all in accordance with the terms set forth in this Issuer Repurchase Notice;

  •
  you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by JDSU, JDSU will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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  you agree, upon request from JDSU, to execute and deliver any additional documents deemed by the Paying Agent or JDSU to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

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  you understand that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

  •
  payment for Notes purchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from JDSU and transmitting such payments to such Holders;

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  surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

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  all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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  the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to JDSU; and

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  all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by JDSU, in its sole direction, which determination shall be final and binding on all parties.

        3.3 Delivery of Notes. Notes Held Through a Custodian. If you wish to tender Notes pursuant to this Issuer Repurchase Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the

Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in "Notes in Global Form" prior to 5:00 p.m., New York City time, on the Expiration Date. JDSU will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

        Notes in Global Form. If you are a DTC participant who wishes to tender Notes pursuant to this Issuer Repurchase Notice, you must surrender to JDSU your beneficial interest in the Notes by:

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  delivering to the Paying Agent's account at DTC through DTC's book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

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  electronically transmitting your acceptance through DTC's ATOP system, subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Expiration Date.

        In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under "—Agreement to be Bound by the Terms of the Put Option."

        Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

        All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to JDSU of the authority of such person to so act must be submitted.

        You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

        4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

        This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

  •
  specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant's account number at DTC to be credited with the withdrawn Notes;

  •
  contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

  •
  be submitted through the DTC ATOP system by such participant under the same name as the participant's name listed in the original tender, or be accompanied by evidence satisfactory to JDSU that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

        In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a "Withdrawal Notice") in accordance with Section 12.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

        You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date.

        5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent, on or prior to 10:00 a.m., New York City time, on May 16, 2013 the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each Holder that has validly delivered its Notes prior to 5:00 p.m., New York City time, on the Expiration Date and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

        The total amount of funds required by us to purchase all of the Notes is $161 million (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

        6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7. Plans or Proposals of JDSU. From time to time, JDSU may consider (i) certain financing strategies based on its capital needs, including, but not limited to, private placements or publicly registered offerings of convertible debt or equity securities and (ii) certain strategic acquisitions based on its growth strategies; provided, however, there is no guarantee that JDSU will successfully complete any such financing transaction or acquisition on terms and conditions agreeable to JDSU. Except as described in this Section 7, and except as publicly disclosed on or prior to the date of this Issuer Repurchase Notice, JDSU does not currently have any plans that would be material to a Holder's decision to surrender Notes for purchase in the Put Option, which relate to or which would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving JDSU or any of its subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of JDSU or any of its subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of JDSU;

  •
  any change in the present board of directors or management of JDSU, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of JDSU;

  •
  any class of equity securities of JDSU to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity securities of JDSU becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  the suspension of the obligation of JDSU to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of JDSU or the disposition of securities of JDSU; or

  •
  any changes in the charter, bylaws or other governing instruments of JDSU or other actions that could impede the acquisition of control of JDSU.

        8. Interests of Directors, Executive Officers and Affiliates of JDSU in the Notes. None of the executive officers or directors of JDSU or any associate of such executive officers or directors owns any Notes. During the 60 days preceding the date of this Issuer Repurchase Notice, none of the executive officers or directors of JDSU has engaged in any transactions in the Notes. JDSU will not purchase any Notes from its affiliates or the executive officers or directors of JDSU. None of JDSU or any of its majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Issuer Repurchase Notice, none of JDSU or any of its subsidiaries has engaged in any transactions in the Notes. A list of the directors and executive officers of JDSU is attached to this Issuer Repurchase Notice as Annex C.

        9. Purchases of Notes by JDSU and Its Affiliates. Each of JDSU and its affiliates, including JDSU's executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option or the redemption discussed in Section 2.6 above, as well as below, until at least the tenth Business Day after the Expiration Date. Following such time, if any Notes remain outstanding, JDSU and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of JDSU and general economic and market conditions.

        10. Agreements Involving JDSU's Securities. JDSU has entered into the Indenture relating to the Notes. All agreements involving other securities issued by JDSU are described in detail in the documents incorporated by reference into this Issuer Repurchase Notice, and no provisions in such agreements are material to the Put Option or the Notes.

        11. Material U.S. Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS ISSUER REPURCHASE NOTICE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY JDSU IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY JDSU OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following is a general summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the sale of Notes to us pursuant to the Put Option. This summary is based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the tax consequences of a sale pursuant to the Put Option and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, persons who hold their Notes as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities (and persons holding Notes through a partnership or other pass-through entity), and United States expatriates or former long term residents). This discussion assumes that persons hold the Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary also does not address tax consequences to U.S. Holders as a result of the use of a "functional currency" that is not the U.S. dollar. In addition, this summary does not discuss any aspect of state, local, foreign or other tax laws that may be applicable to any person, or any U.S. federal tax considerations other than U.S. federal income tax considerations. We have not sought, nor will we seek, any ruling from the Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of the Notes to us pursuant to the Put Option or that any such position would not be sustained.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Notes, and persons who are partners in partnerships holding Notes, should consult their own tax advisors regarding the tax consequences of the Put Option.

        As used herein, a "U.S. Holder" is a beneficial owner of a Note that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state therein or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust's substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" means a beneficial owner of a Note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

Treatment of U.S. Holders

        Sale of the Notes. The receipt of cash for Notes pursuant to the Put Option will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash for Notes pursuant to the Put Option will recognize gain or loss, if any, for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash received for the Note (other than the cash attributable to accrued but unpaid interest, which will be treated as described under "—Interest" below) and (ii) such U.S. Holder's adjusted tax basis in such Notes. A U.S. Holder's adjusted tax basis in a Note is generally the price such holder paid for the Note, increased by any market discount through the date of disposition previously included in such holder's income and reduced (but not below zero) by any amortized bond premium. Except as provided below under the caption "Market Discount," any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of the sale. Certain noncorporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long term capital gains. The deductibility of capital losses is subject to limitations.

        Market Discount. A U.S. Holder who has acquired a Note with market discount will generally be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued while the Note was held by such U.S. Holder through the date of disposition, less any accrued market discount income previously reported as ordinary income. Subject to a de minimis exception, a Note generally has market discount if it was purchased after its original issuance for an amount less than its principal amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

        Bond Premium. Bond premium is the excess of the price at which a U.S. Holder purchased a Note over the principal amount of the Note, excluding any portion of such excess that is attributable to the conversion feature of the Note. If a U.S. Holder elected to amortize and offset such bond premium against interest income on the Note, such U.S. Holder's adjusted tax basis (for purposes of calculating gain from the sale of the Note, as described above) generally will have been decreased based on amortization of the bond premium from the purchase date of the Note.

        Interest. Amounts received by a U.S. Holder in respect of accrued interest on the Notes that have not been included in the U.S. Holder's income will generally be taxable as ordinary income (unless offset by amortized bond premium as described above) regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Put Option.

        Information Reporting and Backup Withholding. Information reporting requirements will generally apply to Notes tendered in the Put Option. U.S. federal income tax law requires that each tendering U.S. Holder provide the Depositary with such holder's correct taxpayer identification number ("TIN"), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, a non-exempt tendering holder may be subject to backup withholding imposed on such U.S. Holder's gross proceeds (including the portion attributable to accrued interest) from the Put Option. To prevent backup withholding, each tendering U.S. Holder should complete the Substitute Form W-9 attached to the Letter of Transmittal, and provide such holder's correct TIN and certain other information under penalties of perjury or an adequate basis for exemption. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by a U.S. Holder by timely filing the appropriate claim for refund with the IRS.

Treatment of Non-U.S. Holders

        Sale of the Notes. The receipt of cash for Notes pursuant to the Put Option will generally be a taxable transaction for U.S. federal income tax purposes under the circumstances described below. A Non-U.S. Holder who receives cash in exchange for the Notes pursuant to the Put Option will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued interest) and (ii) the Non-U.S. Holder's adjusted tax basis in the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain recognized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

  •
  in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

  •
  the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an income tax treaty with the United States, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

  •
  we are or have been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met.

        If the exception in the first bullet point above applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the exception in the second bullet point above applies, the Non-U.S. Holder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder, as described above. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax on any gain with respect to the disposition of the Notes that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if any income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. With respect to the exception in the third bullet point above, we believe that we are not, and have not been, a U.S. real property holding corporation.

        Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued interest, such payments of interest on the Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if any income tax treaty applies, are either not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or not attributable to a U.S. permanent establishment of the Non-U.S. Holder) will not be subject to U.S. federal income tax or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (3) our paying agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a United States person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax as described in the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest, unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8BEN or unless the interest is effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If amounts attributable to accrued interest are effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise; however, the 30% withholding tax described above will not apply if the U.S. Holder provides an appropriate certification on IRS Form W-8ECI or a suitable substitute form. A Non-U.S. Holder that is a foreign corporation may be subject to an additional 30% branch profits tax on its effectively connected interest income, unless such holder qualifies for a lower rate under an applicable income tax treaty.

        Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the Put Option (including the portion attributable to accrued interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder provides our paying agent with a properly completed applicable IRS Form W-8 certifying as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by the Non-U.S. Holder by timely filing the appropriate claim for refund with the IRS. When required, we will provide information statements reporting the payment of consideration to tendering Non-U.S. Holders to the Internal Revenue Service and to tax authorities in the Non-U.S. Holder's country of residence.

Tax Treatment of Non-Tendering Holders

        A Holder who does not tender Notes pursuant to the Put Option will not recognize gain or loss for U.S. federal income tax purposes as a result of the Put Option.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS OF THE SALE OF NOTES PURSUANT TO THE PUT OPTION. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PUT OPTION TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

        12. Additional Information. JDSU is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

        JDSU has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below (as such documents may be amended from time to time) contain important information about JDSU and its financial condition, and we incorporate by reference such documents herein:

  •
  JDSU's Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed on August 24, 2012 (excluding Item 1, Item 1A, Item 6, Item 7 and Item 7A);

  •
  JDSU's Quarterly Reports on Form 10-Q for the quarters ended September 29, 2012, filed on November 8, 2012, and December 29, 2012, filed on February 6, 2013; and

  •
  The Company's Current Reports on Form 8-K, filed on August 14, 2012 (two reports filed) (except for Items 2.02 and 9.01 thereof), August 21, 2012, September 18, 2012, October 16, 2012, October 22, 2012, October 30, 2012, November 20, 2012, December 14, 2012, January 30, 2013, March 13, 2013, and March 22, 2013, in each case only to the extent filed and not furnished.

        The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Issuer Repurchase Notice, shall be deemed to be modified or superseded for purposes of this Issuer Repurchase Notice to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Issuer Repurchase Notice, except as so modified or superseded.

        Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward "incorporation by reference." Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

        13. No Solicitations. JDSU has not employed any persons to make solicitations or recommendations in connection with the Put Option.

        14. Definitions. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

        15. Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

        None of JDSU or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder's own decision whether to surrender such Holder's Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.

JDS Uniphase Corporation

 Annex A

Form of Repurchase Notice

To:
JDS Uniphase Corporation
The Bank of New York Mellon Trust Company, N.A.

        The undersigned registered Holder of the Note designated below hereby irrevocably acknowledges receipt of a notice from JDS Uniphase Corporation (the "Issuer") regarding the right of Holders to elect to require the Issuer to repurchase their Notes and requests and instructs the Issuer to repay the entire principal amount of such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of May 17, 2006, (the "Indenture") by and between the Issuer and The Bank of New York Trust Company, N.A., as trustee, as succeeded by The Bank of New York Mellon Trust Company, N.A. (the "Trustee"), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Expiration Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of May 15, 2013, the Expiration Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Repurchase Notice.

        NOTICE: The signature below of the Holder of the Note designated below must correspond with the name as written upon the face of such Note in every particular without alteration or enlargement or any change whatsoever.

  Name of Holder:

  Note Certificate Number (if applicable):

  Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

  Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
Signature Guarantee

 Annex B

Form of Withdrawal Notice

To:
JDS Uniphase Corporation
The Bank of New York Mellon Trust Company, N.A.

        The undersigned registered owner of the Note designated below hereby withdraws its election to require JDS Uniphase Corporation (the "Issuer") to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of May 17, 2006, (the "Indenture") by and between the Issuer and The Bank of New York Trust Company, N.A., as trustee, as succeeded by The Bank of New York Mellon Trust Company, N.A. (the "Trustee"). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

        NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

  Name of Holder:

  Note Certificate Number (if applicable):

  Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

  Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

 Annex C

Board of Directors and Executive Officers

        Below is a list of the directors and executive officers of JDSU. The business address of each person set forth below is c/o JDS Uniphase Corporation, 430 North McCarthy Boulevard, Milpitas, California 95035 and the telephone number is (408) 546-5000.

Name	Title
Thomas Waechter	Chief Executive Officer, President and Director
Keith Barnes	Director
Richard E. Belluzzo	Director
Harold L. Covert	Director
Penelope A. Herscher	Director
Masood A. Jabbar	Director
Martin A. Kaplan	Director
Rex S. Jackson	Executive Vice President and Chief Financial Officer
Alan Lowe	Executive Vice President and President, Communications & Commercial Optical Products
David Heard	Executive Vice President and President, Communications Tests & Measurement
Luke Scrivanich	Senior Vice President and General Manager, Optical Security & Performance Products
Andrew Pollack	Senior Vice President, General Counsel and Secretary

QuickLinks

  Exhibit (a)(1)(A)
Issuer Repurchase Notice To Holders of 1% Senior Convertible Notes Due 2026 Issued by JDS Uniphase Corporation CUSIP Number: 46612J AD 3
The Trustee, Paying Agent, Exchange Agent, Depositary Agent and Information Agent is: The Bank of New York Mellon Trust Company, N.A.
Table of Contents
Summary Term Sheet
Important Information Concerning the Put Option
Annex A Form of Repurchase Notice
Annex B Form of Withdrawal Notice
Annex C Board of Directors and Executive Officers